As filed with the Securities Exchange Commission on May 11, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSET ACCEPTANCE CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	80-0076779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

28405 Van Dyke Avenue Warren, Michigan	48093
(Address of Principal Executive Offices)	(Zip Code)

Asset Acceptance Capital Corp. 2012 Stock Incentive Plan

(Full Title of the Plan)

Rion B. Needs

President and Chief Executive Officer

Asset Acceptance Capital Corp.

28405 Van Dyke Avenue

Warren, Michigan 48093

(Name and address of agent for service)

(586) 939-9600

(Telephone number, including area code, of agent for service)

Copy to:

Edwin L. Herbert, Esq. Vice President, General Counsel and Secretary Asset Acceptance Capital Corp. 28405 Van Dyke Avenue Warren, Michigan 48093 Telephone (586) 446-1782	J. Michael Bernard, Esq. Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 (313) 568-6800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	3,300,000	$5.55	$28,380,000	$3,252.35

(1)	Pursuant to Rule 416 under the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be offered or sold pursuant to the employee benefit plan described herein.
(2)	This calculation is made solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Common Stock on May 7, 2012, as reported by the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement (the “Registration Statement”) relates to the issuance of shares of Common Stock of Asset Acceptance Capital Corp., a Delaware corporation (the “Company”), to persons who participate in the Asset Acceptance Capital Corp. 2012 Stock Incentive Plan (the “Plan”).

The documents containing the information specified in Part I of this Form S-8 (Plan information, Company information and employee plan annual information) will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, No. 000-50552, filed on January 20, 2004, under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock registered in this Registration Statement will be passed upon for us by Edwin L. Herbert, Esq., our Vice President, Secretary and General Counsel. Mr. Herbert beneficially owns common stock, options to acquire common stock and restricted stock units in an aggregate amount of less than 1% of our total outstanding shares of common stock.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or any of our shareholders for breaches of their fiduciary duty as directors. They remain liable, however, for any breach of the director’s duty of loyalty to the Registrant or its shareholders, acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law (“DGCL”), and any transaction from which the directors derived an improper personal benefit. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee). Further, liability of a director for violations of the federal or state securities laws will not be limited by this provision.

In addition, we are obligated in some situations under our amended and restated certificate of incorporation and our amended and restated bylaws to indemnify each of our directors and officers to the fullest extent permitted by Delaware law. We must indemnify our directors and officers with respect to all expenses, liabilities and losses reasonably incurred or suffered in any action, suit or proceeding in which the person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that the person is or was our director or officer. We are obligated to pay the reasonable expenses of the directors or officers incurred in defending the proceedings if the indemnified party agrees to repay all amounts advanced to him or her if it is ultimately determined that the indemnified party is not entitled to indemnification. We also maintain customary insurance covering directors and officers.

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement or were previously filed and incorporated herein by reference to the filing indicated. Exhibits not required for this Registration Statement have been omitted. Our Commission file number is 000-23661.

Exhibit Number	Description

4.1	Asset Acceptance Capital Corp. 2012 Stock Incentive Plan adopted May 10, 2012

5.1	Opinion of Edwin L. Herbert, Esq.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Edwin L. Herbert, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wixom, State of Michigan on May 11, 2012.

ASSET ACCEPTANCE CAPITAL CORP.

By:	/s/ Rion B. Needs
Rion B. Needs, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Asset Acceptance Capital Corp., do hereby constitute and appoint Rion B. Needs, Reid E. Simpson and Edwin L. Herbert, Esq, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 11, 2012.

Signature	Title

/s/ Nathaniel F. Bradley IV	Chairman of the Board of Directors
Nathaniel F. Bradley IV

/s/ Rion B. Needs Rion B. Needs	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Reid E. Simpson Reid E. Simpson	Senior Vice President – Finance, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jennifer L. Adams Jennifer L. Adams	Director

/s/ Terrence D. Daniels Terrence D. Daniels	Director

/s/ Donald Haider Donald Haider	Director

/s/ Anthony R. Ignaczak Anthony R. Ignaczak	Director

/s/ William I Jacobs William I Jacobs	Director

/s/ H. Eugene Lockhart H. Eugene Lockhart	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Asset Acceptance Capital Corp. 2012 Stock Incentive Plan adopted May 10, 2012

5.1	Opinion of Edwin L. Herbert, Esq.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Edwin L. Herbert, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).